UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14-A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Revised Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Gencor Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

EXPLANATORY NOTE

This Amendment No. 1 to the Schedule 14A filed by the Registrant on January 28, 2008 is being filed to include additional information required to be filed by Items 4(b) and 5(b) of Schedule 14A as a result of the preliminary proxy statement filed by Mr. Lloyd I. Miller, III on February 4, 2008. This Amendment No. 1 also contains background information regarding the opposing solicitation. No other information in the definitive Proxy Statement has been revised, supplemented, updated or amended.

OPPOSING SOLICITATION

On February 4, 2008, Mr. Lloyd I. Miller, III filed a preliminary proxy statement referencing his intention to solicit proxies for the annual meeting. This preliminary proxy statement states that Mr. Miller intends to seek election to the Company’s Board as an alternative to the Board’s nominee, Russell R. Lee, III. Notwithstanding the opposing solicitation, if elected, Mr. Lee intends to serve on the Board.

The preliminary proxy statement filed by Mr. Miller also seeks proxies to: (a) vote for Proposal 2 of this Proxy Statement to ratify selection of auditors; (b) vote against Proposal 3 of this Proxy Statement to approve the 2008 Incentive Compensation Plan and (c) vote for discretionary authority to adjourn the Annual Meeting to solicit additional votes.

BACKGROUND INFORMATION

As disclosed in Mr. Miller’s preliminary proxy statement, on November 20, 2007, Mr. Miller sent a letter to the Company in which he provided notice of his intention to nominate himself at the Annual Meeting for election by the common stockholders to serve as a director of the Board. On November 21, 2007, Mr. Miller amended his Schedule 13D to disclose such intention. Subsequent to receiving Mr. Miller’s November 20, 2007 letter, the Company and Mr. Miller entered into discussions regarding Mr. Miller’s intention to nominate himself as a candidate for the Board and Mr. Miller agreed to suspend his nomination activities pending mutual discussion among the parties. Based on a meeting held on January 15, 2008, the Company believed that it and Mr. Miller had reached an agreement to provide Mr. Miller with observer rights to attend a single meeting of the Board (in lieu of being on the Board), subject to further documentation.

Based on the January 15, 2008 meeting and its other discussions with Mr. Miller, the Company was in the belief that Mr. Miller was not going to engage in a solicitation in opposition and filed its definitive proxy statement on January 28, 2008. On that same day, the Company learned that Mr. Miller desired to be granted observer rights to attend multiple Board meetings. Nonetheless, at that time, the Company believed that: (i) Mr. Miller and E.J. Elliott (the Company’s Chairman and CEO) would enter into discussions to resolve this misunderstanding and (ii) based on discussions with Mr. Miller, that at worst, he would attempt to nominate himself at the Company’s Annual Meeting without engaging in a proxy contest. The Company did not become aware that Mr. Miller had revived his intention to engage in a solicitation in opposition until he contacted the Company on February 1, 2008. As described above, Mr. Miller filed a preliminary proxy statement on February 4, 2008.

INFORMATION CONCERNING PERSONS WHO MAY ASSIST IN THE COMPANY’S

SOLICITATION OF PROXIES

The Company is providing the following information pursuant to SEC regulations that require certain disclosures if the Company knows of a solicitation in opposition.

Directors and Director Nominees

Under the regulations, each member of the Board of Directors may be deemed to be a “Participant” in the Company’s solicitation of proxies in connection with the Annual Meeting. Set forth below are the name and principal occupation of each member of the Board (one of whom is also nominee), and the name, principal business and address of any corporation or other organization in which that director’s occupation or employment is carried on. For additional information concerning each of the directors, see “Directors and Executive Officers” in this Proxy Statement.

Name and Principal Occupation	Business Address	Principal Business of Employer

E. J. Elliott Chairman of the Board and Chief Executive Officer	Gencor Industries, Inc. 5201 North Orange Blossom Trail Orlando, Florida	Construction Machinery

Marc G. Elliott President	Gencor Industries, Inc. 5201 North Orange Blossom Trail Orlando, Florida	Construction Machinery

Randolph H. Fields Attorney	Greenberg Traurig, P.A. 450 South Orange Avenue Suite 650 Orlando, Florida 32801	Legal Services

David A. Air Director	SynUthane International Inc. 677 North Mountain Road, Newington, CT 06111	Consulting and Contract Research in Polyurethane Industry

Edward A. Moses, Ph. D. Bank of America Professor of Finance	Roy E. Crummer Graduate School of Business, Rollins College 1000 Holt Ave. Winter Park, FL 32789	Education

Russell R. Lee, III, CPA Vice President of Finance & Chief Financial Officer	Teltronics, Inc. 2150 Whitfield Industrial Way Sarasota, FL 34243	Communication Equipment

Other Participants

The following employees of the Company may also be deemed to be Participants. The principal business address of each is that of the Company, 5201 North Orange Blossom Trail, Orlando, Florida.

Name and Principal Occupation	Principal Business of Employer

Scott W. Runkel, Chief Financial Officer and Treasurer	Construction Machinery

Jeanne M. Lyons Secretary	Construction Machinery

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of Common Stock directly or indirectly beneficially owned as of November 27, 2007 by directors, director nominees and named executive officers is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement.

To the extent not included in this Proxy Statement, the number of shares of the Company’s Common Stock directly or indirectly beneficially owned as of November 27, 2007 by the executive officers listed above under “Other Participants” is set forth below. The information includes shares that may be acquired by the exercise of stock options within sixty days of such date.

Name	Share Ownership
Jeanne M. Lyons	6,750

Except as set for in this Proxy Statement, no Associate (as that term is used in SEC regulations) of a Participant owns any common stock of the Company. No Participant or Associate of any Participant owns shares of record, but not beneficially.

Information Regarding Transactions in the Company’s Stock by Participants

The following table sets forth all transactions that may be deemed purchases or sales of the Company’s Common Stock by the Participants since January 1, 2006.

Name	Date	Transaction (Purchase/Sale)	No. of Shares
Jeanne M. Lyons	June 5, 2006	Sale	1,000
	March 19, 2007	Sale	1,000
	June 20, 2007	Sale	1,250

Scott W. Runkel	March 15, 2006	Sale	1,500
	March 15, 2006	Sale	1,000
	March 16, 2006	Sale	1,000
	March 16, 2006	Sale	500
	March 17, 2006	Sale	1,000
	March 17, 2006	Sale	1,000
	March 17, 2006	Sale	1,000
	March 17, 2006	Sale	1,000

Miscellaneous Information Concerning Potential Participants

Except as described in this Proxy Statement, none of the persons listed under “Directors and Director Nominees” or “Other Participants” is, or within the past year was, a party to any contracts, arrangements or understandings with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Proxy Statement, no person listed above under “Directors and Director Nominees” and “Other Participants” or any of his or her Associates beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of its subsidiaries.

Except as described in this Proxy Statement, there have been no transactions or series of similar transactions since October 1, 2007, or any currently proposed transaction or series of similar transactions (i) in which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000 and (iii) in which (A) any person listed above under “Directors and Director Nominees” or “Other Participants” or any of such persons’ Associates or (B) any member of the immediate family of any person specified in (A) had or will have a direct or indirect material interest.

Except as described in this Proxy Statement, no person listed above under “Directors and Director Nominees” or “Other Participants” or any of their Associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Proxy Statement, no persons listed under “Directors and Director Nominees,” and “Other Participants” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

COSTS OF SOLICITATION

In addition to the information provided in the “Solicitation and Revocation of Proxy” section of this Proxy Statement, the Company is considering whether to retain a professional proxy solicitation firm to assist in soliciting WHITE proxies from banks, brokers, nominees, institutions and individuals. If the Company elects to engage such a firm, it will revise this Proxy Statement to disclose (i) the material features of any contract or arrangement for such solicitation and the identity of the parties; (ii) the cost or anticipated cost to engage the firm; and (iii) the approximate number of persons that the firm expects to use in the solicitation.

Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held as of the record date. The Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, directors, officers and employees of the Company may solicit WHITE proxies. No additional compensation will be paid for such services. Solicitation may be conducted in person, by telephone, by use of the internet, by facsimile, by telegram or by other means of communication.

All costs incidental to the solicitations of proxies on behalf of the Board will be borne by the Company. Total expenditures for these solicitations are estimated to be approximately $60,000—$100,000. Such costs do not include costs represented by salaries and wages of regular employees and officers of the Company. Total expenditures to date are approximately $2,000.